Exhibit 10.1

KVH INDUSTRIES, INC.

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”) is entered into as of March 7, 2017
(the “Effective Date”) by and among KVH INDUSTRIES, INC., a Delaware corporation
(“Borrower”), BANK OF AMERICA, N.A., as Administrative Agent (the “Agent”), BANK OF
AMERICA, N.A., as a lender, and THE WASHINGTON TRUST COMPANY, as a lender
(collectively, (“Lenders”).

R E C I T A L S

WHEREAS, Borrower, Agent and the Lenders have previously entered into a Credit
Agreement dated as of July 1, 2014, as previously amended by that certain First Amendment to
Credit Agreement dated as of June 15, 2015, and by a Second Amendment dated as of
September 30, 2015 (as amended, the “Credit Agreement”);

WHEREAS, the Borrower, Agent and the Lenders have agreed to make certain changes to the Credit Agreement;

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by Borrower, Agent and the Lenders from a continuing relationship under the
Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

A.     Amendments to Credit Agreement.

1.     The following defined terms appearing in Section 1.01 of the Credit Agreement are amended in their entirety to read as follows:

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio):

Applicable Rate
Level	Consolidated Leverage Ratio	Applicable Rate Fee		Unused Fee
		Revolving Loans	Term Loan
1.	< 1.00:1.00	1.75%	1.75%	0.25%
2.	>1.00:1.00 but < 1.50:1.00	2.00%	2.00%	0.25%
3.	> 1.50:1.00	2.25%	2.25%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such

Section, then, upon the request of the Required Lenders, Level 3 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b), and (b) the initial Applicable Rate shall be set forth in Level 1 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the quarter ending March 31, 2017 to the Administrative Agent.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all cash Maintenance Capital Expenditures made during the Measurement Period ended on such date (which shall include historical Maintenance Capital Expenditures), less (iii) taxes paid in cash during the Measurement Period ended on such date, less (iv) cash distributions and dividends permitted to be made hereunder made during the Measurement Period ended on such date, to (b) the sum of (i) Consolidated Interest Charges and (ii) (without duplication) the aggregate amount of all regularly scheduled principal payments (including pro forma principal payments on the Term Loan) and payments on Capital Leases scheduled for the next four quarters ending subsequent to such calendar quarter. For purposes of this calculation, Intercompany Debt shall be excluded.

“LIBOR Daily Floating Rate” means:

(a)     the fluctuating rate of interest, which can change on each Business Day, equal to the greater of (i) zero percent (0%) or (ii) the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the date in question, for Dollar deposits with a term equivalent to a one (1) month term beginning on that date (in the case of (i) or (ii), the “LIBOR Rate”); and

(b)     for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Monthly Floating Rate” means:

(a)     the greater of (i) zero percent (0%) or (ii) the fluctuating rate of interest, equal to LIBOR, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the most recent Interest Rate Change Date, for Dollar deposits for delivery on such Interest Rate Change Date, with a term equivalent to one (1) month; and

(b)     for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

2.      The following defined term is hereby added to Section 1.01 of the Credit Agreement:

“Maintenance Capital Expenditures” means those cash non-discretionary expenditures in respect of the purchase or other acquisition of any fixed or capital asset intended to replace, improve the functioning of, or extend the useful life of non-revenue producing assets included in property, plant, and equipment; provided, that, as of each such date of determination, an amount equal to the amount accrued during the period ending on such date of determination of Net Cash Proceeds of Dispositions and Involuntary Dispositions applied to capital expenditures in accordance with Section 2.04(b)(i) shall be excluded therefrom.

3.     Section 2.06(a) is hereby amended in its entirety to read as follows:

(a)     Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04), unless accelerated sooner pursuant to Section 8.02:

Year	Payment Dates	Principal Repayment Installments
1.	January 1, April 1, July 1, and October 1 of each year	$575,000
2.	Maturity Date	All remaining principal

4.     Section 7.11(a) is hereby amended in its entirety to read as follows:

(a)     Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of each fiscal quarter of the Borrower set forth below to be greater than 1.50:1.00.

B.     Representations and Warranties. Each Loan Party represents and warrants to Agent and the Lenders that: (a) such Loan Party has the full power and authority to execute, deliver and perform its respective obligations under the Credit Agreement, as amended by this Amendment, (b) the execution and delivery of this Amendment has been duly authorized by all necessary action of the Board of Directors (or equivalent) of such Loan Party; (c) after giving effect to this Amendment, the representations and warranties contained or referred to in Article V of the Credit Agreement are true and accurate in all material respects as if such representations and warranties were being made as of the Effective Date except to the extent that such representations and warranties specifically refer to an earlier date; and (d) no Default or Event of Default has occurred and is continuing.

C.     Defined Terms. All defined terms not specifically defined herein have the same meaning as set forth in the Credit Agreement.

D.     Other.

1.     This Amendment shall be effective as of the date the Agent receives:

(i)     this Amendment duly executed and delivered by Agent, the Lenders, and the Loan Parties;

(ii)     receipt by Agent from Borrower of $6,000,000 to be applied towards the outstanding principal balance of the Term Loan;

(iii)     all accrued fees, costs and expenses (including, without limitation, the reasonable costs and expenses of Agent’s counsel) incurred by Agent in connection with this Amendment.

2.     This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of The State of New York without regard to its conflicts of law rules. Pursuant to Section 11.20 of the Credit Agreement, all parts of the Credit Agreement and any other Loan Document not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Credit Agreement shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail. Upon the execution of this Amendment, all references to the Credit Agreement in that document, or in any other Loan Document, shall mean the Credit Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Credit Agreement, and, except as specifically provided in this Amendment, the Credit Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of Borrower, Agent and the Lenders in accordance with Section 11.01 of the Credit Agreement, has caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:	KVH INDUSTRIES, INC. By: /s/ Donald W. Reilly Name: Donald W. Reilly Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent By: /s/ Brenda Schriner Name: Brenda Schriner Title: Vice President

LENDER:	BANK OF AMERICA, N.A., as a Lender By: /s/ Donald C. McQueen Name: Donald C. McQueen Title: Senior Vice President

LENDER:	THE WASHINGTON TRUST COMPANY, as a Lender By: /s/ Scott A. McCaughey Name: Scott A. McCaughey Title: Vice President